U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:

     BUNGER                      PETER                  G.
    ------------------------------------------------------------
    (Last)                    (First)                 (Middle)

     C/O EMERSON RADIO CORP.
     9 ENTIN ROAD
    ------------------------------------------------------------
    (Street)

    PARSIPPANY               NEW JERSEY                  07054
    ------------------------------------------------------------
    (City)                     (State)                 (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year):

                    12/10/96

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

                  SPORT SUPPLY GROUP, INC. (NYSE-GYM)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

  X  Director                              10% Owner
-----                                -----

     Officer (give title below):           Other (specify below):
-----                                -----

                    ------------------

6.  If Amendment, Date of Original (Month/Day/Year):


          TABLE I - Non-Derivative Securities Beneficially Owned


 1.Title of Security     2.Amount of      3.Ownership    4.Nature of
   (Instr. 4)              Securities       Form           Indirect
                           Beneficially     (Direct(D)     Beneficial
                           Owned            or Indirect    Ownership
                           (Instr. 4)       (I))           (Instr.5)
                                            (Instr. 5)
   ------------------     -------------    ------------    -----------
        NONE                   N/A               N/A           N/A


      Reminder:   Report  on  a  separate line  for  each  class  of  securities beneficially owned directly or indirectly.


     TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):


1.Title   2. Date         3.Title       4.Conversion   5.Owner-     6.Nature
  of         Exercisable    and Amount    or Exercise    ship         of
  Deriva-    and            of            Price of       Form of      Indirect
  tive       Expiration     Securities    Derivative     Deriva-      Bene-
  Security   Date (M/D/Y)   Underlying    Security       tive         ficial
  (Instr.4)                 Derivative                   Security:    Owner-
                            Security                     Direct (D)   ship
                            (Instr.4)                    or Indirect  (Instr.
                                                         (I)          5)
                                                         (Instr.
                                                         5)
 --------   ------------    -----------  ----------     ----------   --------
  NONE          N/A             N/A          N/A            N/A          N/A


Explanation of Responses:


               /s/ Peter G. Bunger                  12/10/96
               -------------------------------     ----------
               **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).